EXHIBIT 10.34

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this ''Fifth Amendment") is entered into as of July 10, 2017 (the "Effective Date"), by and between POINT RICHMOND R&D ASSOCIATES II, LLC, a California limited liability company ("Landlord"), and SANGAMO  THERAPEUTICS, INC., a Delaware corporation (formerly known as Sangamo  Biosciences, Inc., a Delaware corporation) ("Tenant"), with reference to the following facts:

A.Landlord and Tenant entered into that certain Triple Net Laboratory Lease dated as of May 23, 1997, together with an Addendum thereto dated May 28, 1997 (collectively, the "Original Lease"), as amended by those certain letter agreements dated June 15, 1999, April 21, 2000 and November 3, 2000, that certain First Amendment to Lease dated March 12, 2004 (the "First Amendment"), that certain Lease Addendum dated December  12,  2006  ("Lease Addendum II"), that certain Second Amendment to Lease dated March 15, 2007 (the "Second Amendment"}, that certain Lease Addendum Ill dated April 2, 2012 ("Lease Addendum Ill"),  that certain Third Amendment to Lease dated August I, 2013 (the "Third Amendment"}, that certain Lease Addendum dated December I, 2013 ("Lease Addendum IV", and collectively with Lease Addendum II and Lease Addendum III, the "Storage Space Lease Addenda"}, and that certain Fourth Amendment to Lease dated June I 0, 2016 (the "Fourth Amendment"), pursuant to which Tenant leases certain premises consisting of approximately 32,782 rentable square feet, ("Existing Premises") and ancillary storage space commonly known as Space Nos. 2, 4, 8 and 10 located within Suite C-2 (collectively, the "Storage Space"} in the building located at 50 I Canal Boulevard, Point Richmond, California (the "Building"). The Original Lease, as so amended, is collectively referred to herein as the "Existing Lease".

B.Tenant has requested to lease additional space in the Building containing approximately 5,165 rentable square feet, which space shall include the Storage Space and is commonly known as Suite C-2, as shown on Exhibit A hereto (the "Suite C-2 Expansion Space") and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.lncorporation  of  Recitals  and   Defined  Terms.    The  Recitals  above  are hereby incorporated herein. As of  the  Effective  Date,  unless context  clearly  indicates otherwise, all references to "the Lease" or "this Lease" in the Existing Lease or in this Fifth Amendment shall be deemed to refer to the Existing Lease, as amended by this Fifth  Amendment. Capitalized terms which are not otherwise defined in this Fifth Amendment shall have the meanings set forth in the Existing Lease.

2.Suite  C-2  Expansion  and  Suite  C-2  Term.    Effective  as  of  the  earlier  of   (i) December 1, 2017 or (ii} the date that the City of Richmond  (the "City") issues a certificate  of occupancy  for  the  Suite  C-2  Expansion  Space  (the  "Suite  C-2  Commencement  Date"), the Premises, as defined in the Existing Lease, shall be deemed to include the Suite C-2 Expansion Space, subject to the terms provided herein. The term of the Suite C-2 Expansion Space shall commence  on  the  Suite  C-2  Commencement  Date  and  expire  as  of  November 30,  2019  (the "Suite C-2 Term").  If the Suite C-2 Commencement Date is other than the first day of a calendar month, then the first month shall include the remainder of the calendar month in which the Suite C-2 Commencement Date occurs plus the first full calendar month thereafter. Base  Monthly  Rent for any such partial month shall be prorated based on the number of days in such partial month. Landlord and Tenant shall enter into a commercially reasonable form of memorandum to confirm the actual Suite C-2 Commencement Date. Landlord and Tenant acknowledge that the Suite C-2 Term shall not be co-terminus with the Term respecting the Existing Premises, and except as otherwise specifically set forth in this Fifth Amendment, Tenant's options to extend the Term respecting the Existing Premises shall not apply to the Suite C-2 Expansion Space.

3.Early Access to Suite C-2. Notwithstanding the provisions of Section 2 above, Tenant shall be permitted to enter upon the Suite C-2 Expansion Space following mutual execution hereof, at all reasonable times for the purposes of readying the Suite C-2 Expansion Space for Tenant's occupancy, including, without limitation, the design and construction of the Suite C-2 Alterations (as hereafter defined). Such entry upon the Suite C-2 Expansion Space  prior to the Suite C-2 Commencement Date shall be subject to all of the provisions of the Existing Lease, except that Tenant shall not be required to pay Base Monthly Rent or Operating Expenses respecting the Suite C-2 Expansion Space prior to the Suite C-2 Commencement Date. In the event, for any reason whatsoever, Landlord cannot deliver access to the Suite C-2 Expansion Space upon mutual execution of this Fifth Amendment, this Fifth Amendment shall not be void or voidable, nor shall Landlord be liable for any loss or damage resulting therefrom.

4.Tenant's Use. The Suite C-2 Expansion Space is subject to all the terms and conditions of the Existing Lease; provided, however, (i) the Suite C-2 Expansion Space shall  only be used for general office, lab, storage and distribution, and marketing purposes, and for other related legal uses, (ii) Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Existing Premises (including the Existing Allowance or the Suite F Allowance, both as defined in Section 8(a) of the Fourth Amendment) except as otherwise expressly provide in this Fifth Amendment.

5.Base Monthly Rent. In addition to Tenant's obligation to pay Base Monthly Rent for the Existing Premises and the Storage Space (as specified in Section 12 below), from and  after the Suite C-2 Commencement Date, Tenant shall pay Base Monthly Rent for the Suite C-2 Expansion Space as follows:

PERIOD	MONTHLY RATE PER SQUARE FOOT	BASE MONTHLY RENT
Suite C-2 Commencement Date - 11/30/18	$1.85	$9,555.25
12/01/18 - 11 /30 /19	$1.90	$9,813.50

The Base Monthly Rent for the Suite C-2 Expansion Space shall be payable in accordance with the terms of the Lease; provided, however, Tenant shall remit payment for the first full month of Base Monthly Rent and Tenant's Pro Rata Share of Operating Expenses (as  referenced  in Section 6 below) for the Suite C-2 Expansion Space prior to taking occupancy of the Suite C-2 Expansion Space.

6.Operating Expenses. From and after the Suite C-2 Commencement Date and continuing through the remainder of   the Suite C-2 Term, in addition to the Operating Expenses

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payable by Tenant respecting the Existing Premises, Tenant shall also pay for Tenant's Pro Rata Share of Operating Expenses respecting the Suite C-2 Expansion Space. Such amounts shall be payable in accordance with the terms of the Existing Lease; provided, however, any caps on increases in Operating Expenses respecting the Existing Premises shall not apply to the Suite C-2 Expansion Space. During the Suite C-2 Tenn, Tenant's Pro Rata Share of Operating Expenses (exclusive of Taxes) respecting the Suite C-2 Expansion Space shall not increase by more than 5% per calendar year on a compounding and cumulative basis throughout the Suite C-2 Term (e.g. Tenant's Pro Rata Share of Operating Expenses (other than Taxes)  for 2018 shall  not exceed 105% of Tenant's Pro Rata Share of Operating Expenses (other than Taxes) for 2017; Tenant's  Pro Rata Share of  Operating  Expenses (other than Taxes) for 2019 shall  not exceed     I 05% of the maximum allowable amount of Tenant's Pro Rata Share of Operating Expenses (other than Taxes) pennitted for 2018). By way of illustration, if Tenant's Pro Rata Share of Operating Expenses (other than Taxes) respecting the Suite C-2 Expansion Space for 2017 were to be $1.00 per rentable square foot per month, then Tenant's Pro Rata Share of Operating Expenses (other than Taxes) respecting the Suite C-2 Expansion Space for 2018  would  not exceed $1.05 per rentable square foot per month, and Tenant's Pro Rata Share of Operating Expenses (other than Taxes) respecting the Suite C-2 Expansion Space for 2019 would  not exceed $1. l 025 per rentable square foot per month. For the avoidance of doubt, nothing contained herein shall limit in any way Tenant's liability for Taxes respecting the Suite C-2 Expansion Space. Landlord and Tenant acknowledge that for purposes of Operating Expenses payable by Tenant respecting the Suite C-2 Expansion Space, Tenant's Pro Rata Share  shall  equal 6.3%.

7.Electricity and Gas. Tenant shall pay for electricity and gas service to the Suite C-2 Expansion Space. As part of the Suite C-2 Alterations (as defined in Section 9 below), at Tenant's sole cost and expense, Tenant shall make diligent efforts to connect the Suite C-2 Expansion Space to the electricity meter for Suite C-1 (as defined in Section 10 below). If  Tenant is successful in making such connection, Tenant shall pay the electric utility provider directly for the electricity charges for the Suite C-2 Expansion Space based upon the existing meter serving Suite C-1 and (following such connection) the Suite C-2 Expansion Space. If Tenant is unable to make such connection, then as part of the Suite C-2 Alterations, Tenant shall install a new electricity submeter for the Suite C-2 Expansion Space, in which  event Tenant would reimburse Landlord for the electricity usage for the Suite C-2 Expansion Space  based upon such submeter. Tenant also shall install a new gas meter for the Suite C-2 Expansion  Space.

8.	Condition of Premises.

(a)Tenant acknowledges that it has been, and continues to be, in possession  of the Existing Premises, is familiar with the condition of the Existing Premises and continues to occupy the Existing Premises in its "as is, where is" condition, with all faults, without any representation, warranty or improvement by Landlord of any kind whatsoever, except as may otherwise be expressly provided in the Existing Lease. By accepting Landlord's delivery of the Suite C-2 Expansion Space, Tenant shall be deemed to have accepted the Suite C-2 Expansion Space as suitable for Tenant's intended use and as being in good and sanitary operating order, in its "as is, where is" condition, with all faults, without any representation, warranty or improvement by Landlord of any kind whatsoever, except as may otherwise be expressly provided in the Lease.

(b)Notwithstanding the prov1s1ons of Section 8(a) above to the contrary, Landlord represents and warrants that (i) the exterior of the Building shall not violate any Regulations in effect and being enforced as of the Effective Date, and (ii) the roof of  the Building shall be watertight as of the Suite C-2 Commencement Date. The foregoing notwithstanding, Landlord shall not be deemed to have breached the obligations set forth in this Section 8(b) unless and until Landlord has failed to perform the required work within the later of:

(x) a reasonable period following written notice of the required work from Tenant or from a government entity/agency with jurisdiction to enforce the aforementioned Regulations; or (ii) a reasonable period following the date upon which any administrative proceeding or litigation commenced by Landlord to object to a particular proposed requirement has been finally determined against Landlord and becomes not subject to further appeal. In no event shall Landlord be liable for any special or consequential damages for any breach of the foregoing representation and warranty, nor shall such breach entitle Tenant to any rent abatement or the right to terminate the Lease. Landlord may, to the extent any such costs are not covered by any contractor's, manufacturer's or other third-party warranty, include in Operating Expenses  the cost of any repairs required in order to fulfill its obligations under this Section 8(b).

9.	Suite C-2 Alterations.

(a)Tenant shall perform Alterations in the Suite C-2 Expansion Space (including removal of any and all "storage cages" within the Suite C-2 Expansion Space; the "Storage Cage Removal Work") at Tenant's sole cost and expense in accordance with all applicable Regulations (including, without limitation, the Americans with Disabilities Act of 1990) and the terms and conditions of Section 7.3 of the Original Lease (the "Suite C-2 Alterations"). By way of clarification, Tenant acknowledges that it may not utilize any portion  of any available balance of the Existing Allowance or the Suite F Allowance towards any hard and/or soft costs in connection with the Suite C-2 Alterations. Tenant shall be responsible for all elements of the design of Tenant's plans for the Suite C-2 Alterations (including, without limitation, compliance with law, and functionality of design), and Landlord's approval of Tenant's plans therefor shall in no event relieve Tenant of the responsibility for such design.

(b)Following completion of the Suite C-2 Alterations, provided that the improvement plans approved by the City reflect that the Suite C-2 Expansion Space has been "combined with" the portion of the Existing Premises designated as "Suite C" in the Second Amendment ("Suite C-1"), then the Suite C-2 Expansion Space and Suite C-1 shall thereafter be collectively referred to as "Suite C" in the Lease, and shall be comprised of approximately 9,934 rentable square feet.

(c)Landlord and Tenant acknowledge that all Suite C-2 Alterations shall, without compensation or credit to Tenant, become part of the Suite C-2 Expansion Space and the property of Landlord at the time of their installation and shall remain in the Suite C-2 Expansion Space, unless, at the time of Landlord's consent to the applicable Suite C-2 Alterations, Landlord notified Tenant in writing that Landlord would require removal of such Suite C-2 Alterations from the Suite C-2 Expansion Space upon the expiration or earlier termination of the Suite C-2 Term. Landlord shall not be entitled to receive any construction management fee or oversight fee in connection with any Suite C-2 Alterations. Notwithstanding the foregoing, Landlord and Tenant agree that if the property management company (currently Wareham Property Group) provides construction management or administrative services in connection with any Suite C-2

Alterations, such property management company shall be entitled to a construction management or administration fee in connection with any Suite C-2 Alterations in accordance with the schedule contained on Exhibit D to the First Amendment.

10.Security Deposit. Concurrently with Tenant's execution of this Fifth Amendment, Tenant shall deliver to Landlord the sum of $9,555.00 (the "Suite C-2 Security Deposit") as additional Security Deposit (which the parties agree is currently $22,812.00), such that the total amount of the Security Deposit held by Landlord shall be $32,367.00.  Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may,  in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Upon the expiration of the Suite C-2 Term, Landlord shall return the Suite C-2 Security Deposit to Tenant in accordance with Paragraph 4.3.2 of the Lease.

11.

Parking. Effective as of the Suite C-2 Commencement Date and continuing through the Suite C-2 Term, in addition to the parking spaces available to Tenant for the Existing Premises in accordance with the Existing Lease, Landlord shall also provide Tenant with the use of seventeen (17) unreserved off-street parking spaces in the surface lot serving the Building at no additional cost to Tenant.

12.Storage Space. Landlord and Tenant acknowledge and agree that the Storage Space is included within the Suite C-2 Expansion Space. Effective as of the date that the Storage Cage Removal Work is complete (of which completion Tenant shall notify Landlord in writing, and Landlord shall have the right to verify via an inspection; as verified, the "Storage Space Termination Date"), the Storage Space Rent shall end, and (b) the Storage Space Lease Addenda shall be of no further force or effect.

13.	Clarification of Term for Existing Premises: Landlord and Tenant acknowledge and agree that, as to the Existing Premises, the expiration dates of the current Term of the Lease are as follows:

Suite Number	Exl!iration Date
A, Band Cl	8/31/2019
F	7/31/2021

14.	Extension Options.

(a)The first sentence of Section 8(a) of the First Amendment (as amended by Section 2 of the Third Amendment) is hereby amended and restated in its entirety as follows:

Landlord hereby grants Tenant options to extend the Extended Term (each, a "Suites A, B and C-1 Extension Option") as to the portions of the Premises designated as Suite A, Suite 8 and Suite C-1 (as defined in the Fifth Amendment) only, consisting of approximately 26,629 rentable square feet, for two (2) additional  periods of  five (5) years each  (each, a "Suites  A, 8  and C-1    Option

Term"), commencing immediately after the expiration of the first Option Term (as defined in the Third Amendment), in the case of the first Suites A, B and C-1 Extension Option, or the expiration of the first Suites A, B and C-1 Extension Option, in the case of the second Suites A, B and C-1 Extension Option. In the event Tenant exercises the first Suites A, B and C-1 Extension Option, Landlord and Tenant shall negotiate in good faith to agree upon the terms and conditions  for including the Suite C-2 Expansion Space (as defined in the Fifth Amendment) within the first Suites A, B and C-1 Extension Option, in which event that Extension Option, as well as the second Suites A, B and C-1 Extension Option, also shall apply to Suite C-2.

(b)In the alternative, Landlord hereby grants to Tenant the option to extend the Term (the "Suite C Extension Option") solely as to Suite C-1 and Suite C-2 (alternatively known as "Suite C") for one (I) additional period of twelve (12) months (the "Suite C Option Term") on all the terms and conditions of Section 8 of the First Amendment; provided, however, as to the Suite C Extension Option only, Tenant must elect to exercise not less than nine (9) months prior to the expiration of the Suite C-2 Term, and (y) Landlord must advise Tenant of Landlord's Fair Market Proposal no less than two hundred ten (210) days prior to the commencement of the Suite C Option Term.

(c)For the avoidance of doubt, Landlord and Tenant herby agree that (i) the Suite C Extension Option may only be exercised by Tenant in the event (A) Landlord and Tenant are unable to reach agreement regarding the terms for including the Suite C-2 Expansion Space within the first Suites A, Band C-1 Extension Option (as set forth in Section 14(a) above), or (B) Tenant elects not to exercise the Suites A, B and C-1 Extension Option; and (ii) Tenant has no options to extend the Term as to Suite F (as defined in the Fourth Amendment).

(d)Defined Terms. The following terms shall have the following meanings for the purposes of Section 8 of the First Amendment (as amended by Section 2 of the Third Amendment):

(i)The "Extension Options" shall mean the Suite C Extension Option, collectively with the Suites A, B and C-1 Extension Option.

(ii)The "Option Terms" shall mean the Suite C Option Term, collectively with the Suites A, B and C-1 Option Terms.

(iii)For the purposes of Section 8 of the First Amendment (as amended by Section 2 of the Third Amendment) only, all references to "Premises" shall refer either to Suites A, B and C (as to the Suites A, B and C-1 Extension Option) or to Suite C only (as to the Suite C Extension Option).

I 5. Right of First Refusal. The right of first refusal contained in Section 9 of the First Amendment (as amended by Section 11 of the Fourth Amendment) is hereby deleted.

I6. Brokers. Tenant shall be solely responsible for any commission, fees or costs payable to any real estate broker, sales person or finder claiming to have represented Tenant in connection with any future amendment to the Lease or Tenant's exercise of any extension option or right of first refusal contained in the Lease.  Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker, salesperson or finder claiming to have represented Tenant for a commission, finder's fee or other compensation in connection with this Fifth Amendment. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims by any real estate broker, salesperson or finder claiming to have represented Landlord for a commission, finder's fee or other compensation in connection with this Fifth Amendment. Landlord and Tenant are both represented by Newmark Comish & Carey in connection with this Fifth Amendment, and Landlord shall be responsible for any commission payable to Newmark Comish & Carey pursuant to separate written agreement.

17.Inspection by a CASp in Accordance with Civil Code Section 1938.  To Landlord's actual knowledge, the property being leased or rented pursuant to the Lease (as amended by this Fifth Amendment) has not undergone inspection by a Certified Access Specialist (CASp). A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state Jaw does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the Jessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the Jessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises. The foregoing verification is included in this Fifth Amendment solely for the purpose of complying with California Civil Code Section 1938 and, except as otherwise expressly stated above, shall not in any manner affect Landlord's and Tenant's respective responsibilities for compliance with construction related accessibility standards as provided under the Lease.

18.OFAC. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the first Option Term (including any extension thereof) (as defined in the Third Amendment) remain in compliance with the regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury and any statute, executive order (including the September 24, 200I, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or  Support Terrorism), or other governmental action relating thereto.

19.

Counterparts: PDF. This Fifth Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Fifth Amendment may be executed in so-called "pdf' format and each party has the right to rely upon a pdf counterpart of this Fifth Amendment signed by the other party to the same extent as if such party had received an original counterpart.

20.Authority. This Fifth Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party's behalf is authorized to do so and to bind such party to the terms of this Fifth Amendment.

21.	Status of Existing Lease.Except as amended hereby, the Existing Lease 1s unchanged, and, as amended hereby, the Existing Lease remains in full force and effect.

[remainder of page intentionally left blank; signatures appear on following page]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Fifth Amendment as of the date first set forth above.

LANDLORD:POINT RICHMOND R&D ASSOCIATES II, LLC,

a California limited liability company

By: Wareham- NZL, LLC, its Manager

By: /s/ Richard K. Robbins

Manager

TENANT:SANGAMO BIOSCIENCES, INC.

a Delaware corporation

By: /s/ Kathy Yi

Name:  Kathy Yi

Title:  CFO

6

00498\026\7752798.v3

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